Exhibit 99.1

EARNINGS RELEASE
Contact: Mark Alexee
(303) 605-1042
malexee@chipotle.com

CHIPOTLE FOURTH QUARTER Earnings per share grows 182% to $1.55 ON revenue INCREASE of 7.3%

DENVER – Feb. 6, 2018 - Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its fourth quarter and year ended December 31, 2017.

Overview for the fourth quarter of 2017 as compared to the fourth quarter of 2016:

•	Revenue increased 7.3% to $1.1 billion
•	Comparable restaurant sales increased 0.9% for the quarter
•	Restaurant level operating margin was 14.9%, an increase from 13.5%
•	Net income was $43.8 million, an increase from $16.0 million
•	Diluted earnings per share was $1.55, including a benefit of $0.21 per share resulting from changes in U.S. tax law, compared to $0.55 in the fourth quarter of 2016
•	Opened 38 new restaurants

Overview for the year ended December 31, 2017 as compared to the prior year:

•	Revenue increased 14.7% to $4.5 billion
•	Comparable restaurant sales increased 6.4%
•	Restaurant level operating margin was 16.9%, an increase from 12.8%
•	Net income was $176.3 million, an increase from net income of $22.9 million
•	Diluted earnings per share was $6.17, including a benefit of $0.21 per share resulting from changes in U.S. tax law, compared to $0.77 in 2016
•	Opened 183 new restaurants and closed or relocated 25, including 15 ShopHouse Southeast Asian Kitchen Restaurants

“During 2017, we have made considerable changes around leadership, operations, and long-term planning and it is clear that, while there is still work to be done, we are starting to see some success,” said Steve Ells, founder, chairman and chief executive officer. “2018 marks the 25th anniversary of Chipotle, and I am encouraged by the dedication all of our guests and employees have to this brand. Our focus this year will be to continue perfecting the dining experience, enhancing the guest experience through innovations in digital and catering, and reinvesting in our restaurants.  We are making good progress on our search for a new CEO who can improve execution, drive sales and enable Chipotle to realize our enormous potential.”

Fourth quarter 2017 results

Revenue for the quarter was $1.1 billion, an increase of 7.3% from the fourth quarter of 2016.  The increase in revenue was driven by new restaurant openings and to a lesser extent by a 0.9% increase in comparable restaurant sales. Comparable restaurants sales include a 0.6% reduction related to deferred revenue that was recognized during the fourth quarter of 2016 related to our Chiptopia Summer Rewards program.  Comparable restaurant sales increased as a result of an increase in the average check, including a 2.4% impact from menu price increases taken in select restaurants during the second and fourth quarters of 2017, partially offset by a decrease in transactions.   We opened 38 new restaurants during the quarter, and relocated or closed four restaurants, bringing the total restaurant count to

2,408.

Food costs were 34.2% of revenue, a decrease of 110 basis points compared to the fourth quarter of 2016. The decrease was driven by the benefit of the menu price increases, cost savings initiatives related to paper and packaging products, and relief in avocado prices during the fourth quarter of 2017 compared to the fourth quarter of 2016.

Restaurant level operating margin was 14.9% in the quarter, an improvement from 13.5% in the fourth quarter of 2016.  The improvement was driven primarily by decreased promotional activity and lower food, beverage and packaging costs as a percent of revenue.

General and administrative expenses were 5.2% of revenue for the fourth quarter of 2017, a decrease of 110 basis points over the fourth quarter of 2016. In dollar terms, general and administrative expenses decreased compared to the fourth quarter of 2016 due to decreased non-cash stock-based compensation expense and lower legal costs.

Net income for the fourth quarter of 2017 was $43.8 million, or $1.55 per diluted share, compared to net income of $16.0 million, or $0.55 per diluted share, in the fourth quarter of 2016. Net income for the fourth quarter of 2017 included a $6.0 million benefit ($0.21 per diluted share) for changes in U.S. tax law.

Full year 2017 results

Revenue for the full year 2017 was $4.5 billion, up 14.7% from the prior year.  The increase in revenue was driven by new restaurant openings and a 6.4% increase in comparable restaurant sales. Comparable restaurant sales for the full year included a 1.2% benefit from menu price increases during the second and fourth quarters and a 0.3% benefit from the accounting for deferred revenue during 2016 and 2017 related to Chiptopia Summer Rewards. Comparable restaurant sales improved primarily as a result of an increase in average check during 2017 compared to 2016.

We opened 183 new restaurants during the year and closed or relocated 25 (including the closure of 15 ShopHouse Southeast Asian Kitchen restaurants), bringing the total restaurant count to 2,408.

Food costs were 34.3% of revenue, a decrease of 70 basis points as compared to the prior year. The decrease was driven by the benefit of the menu price increases taken in select restaurants during the second and fourth quarters of 2017, combined with bringing the preparation of lettuce and bell peppers back into our restaurants after using pre-cut produce during portions of 2016, and cost savings initiatives related to paper and packaging products. These decreases were partially offset by higher avocado prices.

Restaurant level operating margin was 16.9% for the full year 2017, an improvement from 12.8% in the prior year. The improvement was driven by sales leverage, including the benefit of menu price increases, decreased marketing and promotional spend and labor efficiencies, partially offset by higher wages paid to crew and managers. Marketing and promotional expenses were 3.5% of revenue during 2017, compared to 5.1% of revenue during 2016.

General and administrative expenses were 6.6% of revenue for the full year of 2017, a decrease of 50 basis points over the prior year, primarily as a result of sales leverage.  In dollar terms, general and administrative costs increased compared to the prior year primarily due to recording a liability of $30.0 million, which represents an estimate of potential claims and assessments by payment card networks related to the data security incident that was announced in April 2017. Additionally, increased bonus costs and higher non-cash stock-based compensation expense contributed to the increase.  The increase was partially offset by lower legal costs, as well as decreased meeting costs because of the biennial All Managers Conference held in September 2016.

Our 2017 effective tax rate was 36.1%, a decrease of 4.7% from 2016, due to the enactment of the Tax Cuts and Jobs Act, and a lower state tax rate.  This decrease was partially offset by federal credits on overall higher pre-tax operating income. The Tax Cuts and Jobs Act reduced the federal corporate income tax rate to 21% starting in 2018.  As a result, we recognized a $6.0 million benefit related to the remeasurement of our deferred tax position at the lower rate.

Net income for the full year 2017 was $176.3 million, or $6.17 per diluted share, compared to net income of $22.9 million, or $0.77 per diluted share, for the prior year.

With regard to the impact of the Tax Cuts and Jobs Act, Jack Hartung, Chief Financial Officer, said “We’re pleased that the lower income tax rate from the tax law change will result in savings of approximately $40 to $50 million in 2018. We plan to invest more than one-third of these tax savings in our people, including by making all of our restaurant managers and crew eligible for a one-time cash bonus, awarding one-time stock bonuses to a broad group of staff employees, and enhancing a number of other benefits such as parental leave and short term disability, all to help position Chipotle as the employer of choice in the restaurant industry.  We’re excited to share further details about these programs in the coming days.”

Outlook

For 2018, management is expecting the following:

•	Comparable restaurant sales increases in the low single digits
•	130 - 150 new restaurant openings
•

An estimated effective tax rate for the full year of between 30.0% and 31.0%, which includes an underlying effective tax rate of about 27% to 28%, plus the effect of prior year employee equity plans which may either expire without vesting (resulting in no tax deduction), or vest at lower realized values (resulting in a lower tax deduction). While we expect future underlying effective tax rates in the 27% to 28% range, these rates will be further impacted by volatility due to accounting for taxes associated with previous and future stock-based compensation awards as well as a deferred tax asset related to market-based performance stock awards which may not vest.

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales, or sales comps, represent the change in period-over-period sales for restaurants in operation for at least 13 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

Conference Call

Chipotle will host a conference call to discuss the fourth quarter and full year 2017 financial results on Tuesday, February 6, 2018 at 4:30 PM Eastern time.

The conference call can be accessed live over the phone by dialing 1-877-451-6152 or for international callers by dialing 1-201-389-0879. The call will be webcast live from the company's website on the investor relations page at ir.chipotle.com.  An archived webcast will be available approximately one hour after the end of the call.

About Chipotle

Steve Ells, our founder, Chairman and CEO, started Chipotle with the idea that food served fast did not have to be a typical fast food experience. Today, Chipotle continues to offer a focused menu of burritos, tacos, burrito bowls, and salads made from fresh, high-quality ingredients, prepared using classic cooking methods and served in an interactive style allowing people to get exactly what they want. Chipotle seeks out extraordinary ingredients that are not only fresh, but that are raised responsibly, with respect for the animals, the land, and the people who produce them. Chipotle prepares its food using real, wholesome ingredients and without the use of added colors, flavors or other additives typically found in fast food. Chipotle opened with a single restaurant in Denver in 1993 and as of December 31, 2017, operated 2,408 restaurants. For more information, visit Chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading “Outlook” of our expected comparable restaurant sales, number of new restaurant openings, and effective tax rate for 2018, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the uncertainty of our ability to achieve expected levels of comparable restaurant sales due to factors such as changes in consumers’ perceptions of our brand,  including as a result of actual or rumored food-borne illness incidents or other negative publicity, the impact of competition, including from sources outside the restaurant industry, decreased overall consumer spending, or our possible inability to increase menu prices or realize the benefits of menu price increases; the risk of food-borne illnesses and other health concerns about our food or dining out generally; factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the performance of new restaurants and their impact on existing restaurant sales; the potential for increased labor costs or difficulty training and retaining qualified employees, including as a result of market pressures, enhanced food safety procedures in our restaurants, or new regulatory requirements; increases in the cost of food ingredients and other key supplies or higher food costs due to changes in supply chain protocols; risks related to our marketing and advertising strategies, which may not be successful and may expose us to liabilities;  supply chain risks; risks relating to our expansion into new markets, including outside the U.S., or non-traditional restaurant sites; the impact of federal, state or local government regulations relating to our employees, our restaurant design, or the sale of food or alcoholic beverages; risks associated with our Food With Integrity philosophy, including supply shortages and potential liabilities from advertising claims and other marketing activities related to Food With Integrity; security risks associated with the acceptance of electronic payment cards or electronic storage and processing of confidential customer or employee information; risks relating to litigation, including possible governmental actions related to food-borne illness incidents, as well as class action litigation regarding employment laws, advertising claims or other matters; risks relating to our insurance coverage and self-insurance; risks regarding our ability to protect our brand and reputation; risks associated with our reliance on certain information technology systems; risks related to our ability to effectively manage our growth; risks associated with our pending leadership change and our dependence on key personnel; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on the investor relations page of our website at ir.Chipotle.com.

Chipotle Mexican Grill, Inc.

Consolidated Statement of Income

(in thousands, except per share data)

(unaudited)

	Three months ended December 31,
	2017		2016
Revenue	$1,110,100	100.0%	$1,034,560	100.0%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	379,914	34.2	365,612	35.3
Labor	305,428	27.5	284,250	27.5
Occupancy	84,650	7.6	76,489	7.4
Other operating costs	175,038	15.8	168,563	16.3
General and administrative expenses	57,690	5.2	65,069	6.3
Depreciation and amortization	41,442	3.7	38,072	3.7
Pre-opening costs	2,577	0.2	4,118	0.4
Loss on disposal and impairment of assets	3,332	0.3	1,837	0.2
Total operating expenses	1,050,071	94.6	1,004,010	97.0
Income from operations	60,029	5.4	30,550	3.0
Interest and other income, net	1,437	0.1	588	0.1
Income before income taxes	61,466	5.5	31,138	3.0
Provision for income taxes	(17,673)	(1.6)	(15,163)	(1.5)
Net income	$43,793	3.9%	$15,975	1.5%
Earnings per share:
Basic	$1.56		$0.55
Diluted	$1.55		$0.55
Weighted average common shares outstanding:
Basic	28,158		28,903
Diluted	28,164		29,003

Chipotle Mexican Grill, Inc.

Consolidated Statement of Income

(in thousands, except per share data)

	Year ended December 31,
	2017		2016
	(unaudited)
Revenue	$4,476,412	100.0%	$3,904,384	100.0%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	1,535,428	34.3	1,365,580	35.0
Labor	1,205,992	26.9	1,105,001	28.3
Occupancy	327,132	7.3	293,636	7.5
Other operating costs	651,644	14.6	641,953	16.4
General and administrative expenses	296,388	6.6	276,240	7.1
Depreciation and amortization	163,348	3.6	146,368	3.7
Pre-opening costs	12,341	0.3	17,162	0.4
Loss on disposal and impairment of assets	13,345	0.3	23,877	0.6
Total operating expenses	4,205,618	94.0	3,869,817	99.1
Income from operations	270,794	6.0	34,567	0.9
Interest and other income, net	4,949	0.1	4,172	0.1
Income before income taxes	275,743	6.2	38,739	1.0
Provision for income taxes	(99,490)	(2.2)	(15,801)	(0.4)
Net income	$176,253	3.9%	$22,938	0.6%
Earnings per share:
Basic	$6.19		$0.78
Diluted	$6.17		$0.77
Weighted average common shares outstanding:
Basic	28,491		29,265
Diluted	28,561		29,770

Chipotle Mexican Grill, Inc.

Consolidated Balance Sheet

(in thousands, except per share data)

	December 31,
	2017	2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$184,569	$87,880
Accounts receivable, net of allowance for doubtful accounts of $0 and $259 as of December 31, 2017 and 2016, respectively	40,453	40,451
Inventory	19,860	15,019
Prepaid expenses and other current assets	50,918	44,080
Income tax receivable	9,353	5,108
Investments	324,382	329,836
Total current assets	629,535	522,374
Leasehold improvements, property and equipment, net	1,338,366	1,303,558
Long term investments	-	125,055
Other assets	55,852	53,177
Goodwill	21,939	21,939
Total assets	$2,045,692	$2,026,103
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$82,028	$78,363
Accrued payroll and benefits	82,541	76,301
Accrued liabilities	159,324	127,129
Total current liabilities	323,893	281,793
Deferred rent	316,498	288,927
Deferred income tax liability	814	18,944
Other liabilities	40,042	33,946
Total liabilities	681,247	623,610
Shareholders' equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of December 31, 2017 and 2016, respectively	-	-
Common stock $0.01 par value, 230,000 shares authorized, and 35,852 and 35,833 shares issued as of December 31, 2017 and 2016, respectively	359	358
Additional paid-in capital	1,305,090	1,238,875
Treasury stock, at cost, 7,826 and 7,019 common shares at December 31, 2017 and 2016, respectively	(2,334,409)	(2,049,389)
Accumulated other comprehensive income (loss)	(3,659)	(8,162)
Retained earnings	2,397,064	2,220,811
Total shareholders' equity	1,364,445	1,402,493
Total liabilities and shareholders' equity	$2,045,692	$2,026,103

Chipotle Mexican Grill, Inc.

Consolidated Statement of Cash Flows

(in thousands)

	Year ended December 31,
	2017	2016
	(unaudited)
Operating activities
Net income	$176,253	$22,938
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	163,348	146,368
Deferred income tax (benefit) provision	(18,026)	(14,207)
Loss on disposal and impairment of assets	13,345	23,877
Bad debt allowance	214	(262)
Stock-based compensation expense	65,255	64,166
Excess tax benefit on stock-based compensation	-	(1,320)
Other	(218)	(604)
Changes in operating assets and liabilities:
Accounts receivable	(140)	(1,923)
Inventory	(5,250)	(91)
Prepaid expenses and other current assets	(6,710)	(4,259)
Other assets	(2,587)	(4,855)
Accounts payable	10,908	(6,734)
Accrued liabilities	38,574	33,491
Income tax payable/receivable	(4,173)	54,340
Deferred rent	29,996	37,030
Other long-term liabilities	6,316	1,287
Net cash provided by operating activities	467,105	349,242
Investing activities
Purchases of leasehold improvements, property and equipment	(216,777)	(258,842)
Purchases of investments	(199,801)	-
Maturities of investments	330,000	45,000
Proceeds from sale of investments	-	540,648
Net cash provided by (used in) investing activities	(86,578)	326,806
Financing activities
Acquisition of treasury stock	(285,920)	(837,655)
Excess tax benefit on stock-based compensation	-	1,320
Stock plan transactions and other financing activities	26	52
Net cash used in financing activities	(285,894)	(836,283)
Effect of exchange rate changes on cash and cash equivalents	2,056	110
Net change in cash and cash equivalents	96,689	(160,125)
Cash and cash equivalents at beginning of year	87,880	248,005
Cash and cash equivalents at end of year	$184,569	$87,880

Chipotle Mexican Grill, Inc.

Supplemental Financial and Other Data

(dollars in thousands)

	For the three months ended
	Dec. 31,	Sep. 30	Jun. 30,	Mar. 31,	Dec. 31,
	2017	2017	2017	2017	2016
Number of restaurants opened	38	38	50	57	72
Restaurant relocations/closures	(4)	(3)	(2)	(16)	-
Number of restaurants at end of period	2,408	2,374	2,339	2,291	2,250
Average restaurant sales	$1,940	$1,948	$1,957	$1,931	$1,868
Comparable restaurant sales increase (decrease)	0.9%	1.0%	8.1%	17.8%	(4.8%)